UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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         Date of Report (Date of earliest event reported): June 3, 2005

                         GALAXY NUTRITIONAL FOODS, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                       1-15345                  25-1391475
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)

                 2441 Viscount Row                        32809
                  Orlando, Florida                      (Zip Code)
      (Address of principal executive offices)

       Registrant's telephone number, including area code: (407) 855-5500

         (Former name or former address, if changed since last report.)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2003, the Company obtained from Textron Financial Corporation ("Textron") a revolving credit facility (the "Textron Loan") with a maximum principal amount of $7,500,000 pursuant to the terms and conditions of a Loan and Security Agreement dated May 27, 2003 (the "Textron Loan Agreement"). The Textron Loan is secured by the Company's inventory, accounts receivable and all other assets. Generally, subject to the maximum principal amount, which can be borrowed under the Textron Loan and certain reserves that must be maintained during the term of the Textron Loan, the amount available under the Textron Loan for borrowing by the Company from time to time is equal to the sum of (i) 85% of the net amount of its eligible accounts receivable plus (ii) 60% of the Company's eligible inventory not to exceed $3,500,000. As of June 7, 2005, the outstanding principal balance on the Textron Loan was approximately $7,025,179 of which $746,525 was in an over-advance position.

Textron has notified the Company that, as of March 31, 2005, the Company failed to comply with certain requirements and financial covenants in the Textron Loan Agreement. Textron has determined that (i) the Company failed to deliver the financial projections for the fiscal year ending March 31, 2006 by the date required in the Textron Loan Agreement, (ii) the Company made unfunded capital expenditures in excess of the $100,000 limit for the fiscal year ended March 31, 2005, (iii) the Company's fixed charge coverage ratio was substantially less than the required 1:40 to 1:00, and (iv) the Company's adjusted tangible net worth was substantially less than the required $11,000,000 (together, the "Existing Defaults").

As previously reported on Form 8-K with a date of April 29, 2005, on such date Textron determined that the credit risk related to one of the Company's larger customers increased substantially enough to downgrade the Company's accounts receivable with respect to such customer and deemed such accounts receivable as ineligible for purposes of calculating the Company's borrowing base under the Textron Loan. This action by Textron placed the Company into an over-advance position with respect to the Textron Loan. As a result, effective as of April 29, 2005, the Company's interest rate on the Textron Loan was increased from Prime plus 1.75% to Prime plus 4.75%.

On June 3, 2005, the Company executed a Fourth Amendment and Waiver to the Textron Loan Agreement (the "Fourth Amendment"). The Fourth Amendment provided a waiver on all the Existing Defaults for the fiscal quarters ended December 31, 2004 and March 31, 2005 and amended the fixed charge coverage ratio and the adjusted tangible net worth requirements for periods after March 31, 2005. Additionally, the Fourth Amendment provides that the Textron Loan may be in an over-advance position not to exceed $750,000 until July 31, 2005. In exchange for the waiver and amendments, the Company will continue to pay an interest rate of Prime plus 4.75% (10.5% at June 3, 2005) on the Textron Loan and has agreed to pay a fee of $50,000 payable in four weekly installments of $12,500.

Based on operating projections, it is highly unlikely that the Company will be able to eliminate its over-advance position by July 31, 2005 as required by the Fourth Amendment. The Company anticipates, however, that any over-advance position under the Textron Loan will be eliminated prior to the end of the current fiscal year ending March 31, 2006. In the event the over-advance position is not eliminated by July 31, 2005, the Company will have to negotiate another line extension with Textron or secure alternate financing to cure the over-advance position. However, there are no assurances that the Company will

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establish an additional line extension from Textron or be able to secure alternate financing on terms acceptable to the Company. In the event the Company is unable to establish a line extension, secure alternate financing or otherwise resolve the over-advance position, Textron could exercise its rights under the Textron Loan documents which could include, among other things, declaring a default under the Textron Loan and pursuing foreclosure of the Company's assets which are pledged as collateral for the Textron Loan. If such an event occurred, it would be substantially more difficult for the Company to continue the operation of its business in its ordinary course.

Moreover, if Textron declares a default under the Textron Loan, such event would also be a default under the Company's loan from Wachovia Bank (formerly SouthTrust Bank), which has an outstanding principal balance of $7,911,985 as of June 7, 2005. The declaration of an event of default by Wachovia Bank would further adversely affect the Company's ability to continue the operation of business in its ordinary course.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        GALAXY NUTRITIONAL FOODS, INC.


June 8, 2005                            By: /s/ Salvatore J. Furnari
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                                        Name: Salvatore J. Furnari
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                                        Title: Chief Executive Officer
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